EXHIBIT 10.8

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (“Agreement”) is entered into by and between Phillip Bosua (“Employee”) and Know Labs, Inc. f/k/a Visualant, Inc. a Nevada Corporation with its principal place of business in Seattle, King County, Washington (“Employer” or “Company”) and collectively, the “Parties” on this 23rd day of January 2023 in consideration of the mutual undertakings set forth below.

WHEREAS, Employer and Employee desire to end the employment relationship on amicable grounds and Employee desires to obtain the severance benefits provided herein, to which Employee is not otherwise entitled for a voluntary resignation.

NOW, THEREFORE, Employer and Employee agree to be contractually bound as follows:

1. Separation of Employment and Resignations. Employee’s employment with Employer will end on the 23rd day of January 2023 (the “Separation Date”). All entitlement to further wages and benefits will cease as of the Separation Date except as expressly provided in this Agreement; provided Employee will be entitled to payment of all compensation earned through the Separation Date, with such compensation to consist solely of accrued wages during the current pay period. As of the first day following the Effective Date, as set out below, Employee shall be deemed to resign as CEO and CTO of Know Labs, Inc. and as a member of the Board of Directors of Know Labs, Inc.

2. Severance Benefits. In consideration of the representations, promises, and covenants in this Agreement, each of which Employee acknowledges to be a material inducement to enter into this Agreement, Employer will provide Employee with:

a. Severance pay in the amount of Four Hundred Thousand Dollars ($400,000). Severance pay will be paid in a lump sum, less lawfully required withholdings, on Employer’s first regular payroll date occurring after the Property Return Date of all Company Property as provided for in Section 10 of this Agreement. Employee agrees to pay all taxes and/or tax assessments due to be paid by Employee, and to indemnify the Company for any claims, costs and/or penalties caused by Employee’s failure to pay such taxes and/or tax assessments.

b. In addition, Employer will reimburse Employee for benefits under the terms of the Employer’s health insurance plan through COBRA, if Employee so elects such coverage, for a period of eighteen (18) months beginning the month following the Separation Date, such benefits to be for coverage as provided by Employer immediately preceding the Separation Date. The Employer’s obligation to provide for reimbursement for COBRA health insurance shall cease in the month following the month in which Employee is eligible for alternate coverage through employment or otherwise and Employee shall, within five (5) business days of eligibility for such coverage, notify Employer of such eligibility. Employer shall report such reimbursement on IRS form 1099 when required by law to do so.

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c. In addition, Employer will pay Employee estimated data server costs in the amount of Twenty-Four Thousand Dollars ($24,000), paid in a lump sum. Such estimated data server costs represent a good faith estimate of the cost to operate the Evoque Data Center (an enumerated asset to be transferred to Employee, listed in Exhibit B) for six (6) months the value of which will be reported on form 1099.

d. In addition, Employer will immediately take such corporate actions as necessary to allow Employee to (i) carry out a cashless exercise (in addition to existing methods to exercise vested option awards) of all vested option awards as of the Separation Date, and (ii) extend the period of time that Employee may exercise all or some of the vested option awards to three hundred and sixty five (365) days after the Separation Date. Employer will promptly inform Employee when such corporate actions are complete and provide appropriate instructions and documentation to Employee to allow Employee to exercise such rights.

3. Consulting Agreement. Employee shall provide services as a service provider and not an employee for a period of one year following the Effective Date. Employer shall pay $10,000 per month for whatever services are reasonably required to maintain intellectual property of Employer and for such other services as Employer and Employee may mutually agree. Either Employer or Employee, as a service provider, may terminate the consultancy upon thirty (30) days’ written notice and the consultancy may be renewable on such terms as the Parties may agree. Employee agrees the services to be provided in this consultancy are as an independent contractor and not as an employee and shall indemnify and hold harmless Employer from any employment tax, assessment or penalty which may be assessed against Employer.

4. Ownership of AI Mind, Inc. And Confidentiality of Trade Secrets. Employer shall transfer to Employee certain enumerated assets of AI Mind, Inc. and certain assets associated with that entity as the Parties shall agree upon. Employer shall have an exclusive, perpetual and royalty free right to any patent(s) or other intellectual property which Employee, someone working under direction of the Employee, or any successor or assignee may derive from issued and pending patents and intellectual property of Employer as of the date of this agreement. Employer shall also have an exclusive, perpetual and royalty free right to any patent(s) or other intellectual property which Employee, someone working under direction of the Employee, or any successor or assignee develops relating to the Bio-RFID technology within a period of five (5) years after the Separation Date. Except as provided in this Agreement, Employee acknowledges that, during Employee’s employment, Employee has received confidential information belonging to Employer. Employee acknowledges Employee’s continuing obligation to protect such information in accordance with all applicable statutory and common laws. Employee hereby agrees not to use or disclose any of the Employer’s trade secrets and confidential and proprietary information acquired during Employee’s employment with the Employer; provided, however, that Employee may use those certain enumerated assets of AI Mind, Inc. and certain assets associated with that entity without limitation. There are important limitations on the confidentiality obligations described in this section, which are contained in 18 U.S.C. § 1833(b), the federal Defend Trade Secret Act, and nothing in this Agreement is intended to penalize, prevent, hinder, or discourage any disclosure protected by that section. Accordingly, Employee may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney and, solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal.

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5. Lease Obligation. That certain lease between Employer and Employee dated September 22, 2022, for premises located at 58969 Carmelita Circle, Yucca Valley, Ca 92284 shall be terminated as of the day following the Effective Date with no further obligation by Employer to Employee for insurance or other obligations associated with the premises demised under said lease. Said premises shall revert to Employee in good and reasonable condition. Any ratable lease payment due at the Effective Date shall be paid.

6. Release. Employee acknowledges that the payment and other benefits provided in this Agreement exceed what Employee would have otherwise been entitled to absent this Agreement in the case of a voluntary quit. In consideration of these payment and benefits, Employee, and Employee’s marital community, heirs, executors, administrators, and assigns, fully release Employer, and its past and present affiliates, predecessors, successors, assigns, officers, directors, employees, agents, attorneys and insurers (“Employer Releasees”) from any and all claims, disputes, causes of action, liabilities or damages (including attorneys’ fees and costs actually incurred), of every kind and nature whatsoever, whether known or unknown, including without limitation those arising from or relating to Employee’s employment with Employer, and the separation of Employee’s employment, based on acts or omissions occurring at any time up to the date Employee executes this Agreement except for:

a. Any claim for payment or performance pursuant to the terms of this Agreement or

b. The right to file a claim with, or participate in a proceeding by, the Equal Employment Opportunity Commission (“EEOC”), the Washington State Human Rights Commission (“WSHRC”), the National Labor Relations Board (“NLRB”) and any other federal, state or local agency charged with the enforcement of any laws, although by signing this release Employee waives his rights to individual relief or financial benefit based on claims asserted in such a charge or complaint, except where such a waiver of individual relief is prohibited.

This release includes, but is not limited to, any claims that Employee might have for reemployment or for additional compensation or benefits and applies to claims that Employee might have under any federal, state, or local law, including by way of illustration only, Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; the Americans With Disabilities Act; the Employee Retirement Income Security Act; the Federal Fair Labor Standards Act; the Equal Pay Act; the Family Medical Leave Act; the Washington Minimum Wage Act; the National Labor Relations Act; the Uniformed Services Employment and Reemployment Rights Act; the Occupational Safety and Health Act; the Washington Industrial Safety and Health Act; the Washington Law Against Discrimination and any other statute, regulation, or common law of any appliable jurisdiction. Employee warrants that Employee is not aware of any facts that would allow Employee to claim that Employee was discriminated against due to Employee’s membership in any category protected by law. Employee warrants that he has been fully paid for all hours that he worked while employed with Employer, and that no factual basis exist for any wage claims. Employee also warrants he is not aware of any industrial injury or occupational disease incurred through his employment with Employer.

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Employee acknowledges and agrees that through this release, Employee is giving up all rights and claims of every kind and nature whatsoever, known or unknown, contingent or liquidated, that Employee may have against Employer or Employer affiliates, and which may be lawfully released except for the rights specifically granted to Employee pursuant to this Agreement.

Employer acknowledges that the Employee’s execution of this Agreement and other benefits provided in this Agreement are provided voluntarily. In consideration of such execution and benefits, Employer Releasees fully release Employee, and Employee’s marital community, heirs, executors, administrators, and assigns from any and all known claims, disputes, causes of action, liabilities or damages (including attorneys’ fees and costs actually incurred), of every kind and nature whatsoever, including without limitation those arising from or relating to Employer’s employment of Employee, and the separation of Employee’s employment, based on acts or omissions occurring at any time up to the date Employee executes this Agreement except for any claim for performance pursuant to the terms of this Agreement.

7. Claims or Charges: Employee represents that Employee has not filed any complaints, charges, or lawsuits against Employer with any court or governmental agency. Employer represents that Employer has not filed any complaints, charges, or lawsuits against Employee with any court or governmental agency.

8. Knowing and Voluntary Release. Employee acknowledges that Employee has been given full opportunity and has been encouraged to consult an attorney of Employee’s choice regarding this Agreement, and that Employee either has done so or has knowingly and voluntarily foregone such consultation. Employee acknowledges that Employee understands the significance and consequences of this Agreement and that Employee has signed the Agreement knowingly and voluntarily, without coercion or undue pressure of any kind. Employee expressly confirms that this Agreement is to be given full force and effect according to each and all of its expressed terms and provisions, including those relating to unknown claims, damages, and charges.

9. No Admission of Liability. Nothing contained in this Agreement is intended to constitute an admission of any liability by Employer to Employee or Employee and Employer expressly denies any such liability.

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10. Return of Property. Except as otherwise provided in this Section, Employee acknowledges that prior to the payment of Severance Benefits, Employee will make best efforts to return to Employer all Company-owned property in Employee’s possession and access to any and all Company-related accounts as detailed in the comprehensive list attached hereto as Exhibit ‘A’ (“Company Property”). Within five (5) business days' after the Separation Date (“Property Return Date”), Employer must inform Employee in writing if it believes Employee has failed to materially abide by the terms of the Employee’s return of property obligations in this Section 10, including a detailed written description of how Employee has failed to materially abide by such obligations; if Employer does not provide such written notice to Employee by the Property Return Date, then Employee’s obligations with regard to payment contingencies in Section 2 of this Agreement shall be deemed satisfied. Employee shall retain certain property of Employer at the Yucca Valley, CA facility and Employer shall transfer title to such property to Employee, a list of which is attached hereto as Exhibit ‘B’. Except as detailed in Exhibit B, all Company-owned accounts, equipment, property, and documents must be returned to the Company and Employee agrees to assist the Company with gaining access to any and all employer-owned accounts as set forth in this Section 10. Employer will assist with returning all personal items of Employee from Company facilities to Employee following identification by Employee of such personal property.

11. Non-Disparagement. Neither Party shall disparage the other. As used in this Section 11 the term ‘disparage’ shall mean any statement, utterance or depiction which diminishes the social, business or professional reputation of a party. Nothing in this Section 11 shall have application to any evidence or testimony required by any court, arbitrator, or government agency or to any remarks otherwise protected by law. In compliance with SEC requirements, upon the Effective Date the Parties will collaborate and agree upon a press release to be issued by Employer regarding Employee’s resignation with the 8-K filing requirement.

12. Confidentiality. Employee will not disclose the existence or terms of this Agreement, except to the extent disclosure is required to obtain tax, accounting, or legal advice, or to the extent disclosure is compelled by legal process. Employee acknowledges and agrees that Employee will remain obligated to maintain the confidentiality of all non-public business and information of Employer that Employee may have received during the course of employment except to the extent otherwise required by or inconsistent with applicable law. Employee agrees this provision is exempt from coverage through RCW 49.44.211.

13. Lock Up and Leak Out Agreement. Employee shall have executed and delivered to Employer a Lock-Up Agreement (“Lock Up”) with respect to 3,005,000 Common Stock shares of the Company (“Lock Up Shares”) as well as any then after acquired shares pursuant to the greater of (a) 1,629,600 vested option awards owned by Employee or (b) the actual number of vested option awards owned by Employee as of the Separation Date, in the form attached as Exhibit ‘C’ to this Agreement.

14. In the Employer corporate history, Employee shall be recognized as the inventor of the Bio-RFID technology.

15. Assistance. Employee agrees not to aid any current, former, or future Employer employee to initiate, pursue, or raise any complaints, concerns, claims, or litigation of any kind against the Employer, unless compelled to do so by a valid subpoena or court order. If compelled to testify or otherwise provide evidence in any proceeding, Employee shall provide Employer with immediate notice of receipt of a subpoena, court order or other demand for participation by giving notice to Ron Erickson or his successor in sufficient time for Employer to oppose such testimony or participation. To the extent prohibited by law, this paragraph does not prevent Employee from participating in government investigations.

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16. Governing Law. This Agreement will be interpreted in accordance with the laws of the State of Washington, without reference to its choice of law rules.

17. Breach and Enforcement. A breach of any of the terms of this Agreement or any other dispute will entitle the aggrieved party to initiate arbitration for breach or any other dispute arising from this Agreement or other dispute between the Parties. The parties hereby consent to the exclusive jurisdiction of arbitration through Judicial Dispute Resolution LLC (JDR). The arbitrator shall have jurisdiction to determine issues subject to arbitration, formation of contract and any other ‘gateway’ issue to the exclusion of the civil court system except for enforcement of any arbitration award. The rules of JDR shall apply to pre-hearing and hearing procedures. The Parties intend for this arbitration provision to be as broad as may be allowed under the Federal Arbitration Act, 9 U.S.C. §§ 1-13.

18. Severability. It is understood and agreed that if any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions will nevertheless continue to be valid and enforceable.

19. Older Worker Benefit Protection Act Provision. Employee has twenty-one (21) days to consider whether to execute this Agreement, but understands that Employee waives the right to the full consideration period if Employee executes the Agreement prior to the expiration of the 21-day period. Employee and Employer agree that changes to the Employer’s offer contained in this Agreement, whether material or immaterial, will not restart the twenty-one (21) day consideration period. Employee also has seven (7) days following execution of this Agreement to revoke Employee’s acceptance of its terms by delivering written notice to Employer. If Employee does not revoke the Agreement within the seven (7) day period, this Agreement will become enforceable on the eighth (8th) day following the date a signed copy of this Agreement was delivered to Employer (“Effective Date”). Employee acknowledges that Employee has been advised to consult an attorney before signing this Agreement.

20. Complete Agreement. This Agreement represents and contains the entire understanding between the parties in connection with the subject matter of this Agreement. It is expressly acknowledged and recognized by the parties that there are no oral or written collateral agreements, understandings, or representations between the parties other than as contained in this Agreement, and any such prior agreements are specifically terminated.

21. Section 409A. The Parties intend that all payments and benefits in this Agreement comply with Section 409A of the US Internal Revenue Code of 1986, as amended (the “Code”), and any ambiguities or ambiguous terms herein will be interpreted consistent with this intent. Every payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Notwithstanding anything to the contrary in this Agreement, Employer makes no guarantee or representation that payments provided for under this Agreement will be exempt from, or comply with, Section 409A of the Code and the Treasury Regulations promulgated thereunder.

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22. No Assignment. Employee represents and warrants to Employer that Employee has not assigned or otherwise transferred any interest in any Claim that he may have against the Employer Releasees. Employee agrees to indemnify and hold harmless Employer Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from the Employee.

23. Attorney Fees. Each Party shall be solely responsible for his, her, or its own attorney’s fees and costs in the event of any litigation or other dispute between them concerning the application, enforcement, or effect of this Agreement, including any action to recover damages or other relief based on claims released by this Agreement. The parties expressly waive any right to recover attorney’s fees and costs in any such litigation or dispute.

24. Headings. The headings and captions in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

25. Reliance. Employee represents and acknowledges that in executing this Agreement, Employee does not rely and has not relied upon any representation or statement, not set forth herein, made by Employer or by any of Employer’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise.

26. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

PLEASE READ CAREFULLY. YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING.

THIS IS A VOLUNTARY SEPARATION AND RELEASE AGREEMENT THAT INCLUDES A RELEASE OF

ALL KNOWN AND UNKNOWN CLAIMS.

(signature page follows)

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Phillip Bosua

By:	/s/ Phillip Bosua January 23, 2023
Signature		Date

Phillip Bosua
Printed Name

Know Labs, Inc.

By:	/s/ Ronald P. Erickson January 23, 2023
Signature		Date

Ronald P. Erickson Printed Name

Chairman Title

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